Exhibit 11.1

ENVOY COMMUNICATIONS GROUP INC.
CODE OF BUSINESS CONDUCT

Exhibit 11.1

THE PURPOSE AND APPLICATION OF THE CODE
PURPOSE OF THIS CODE
As an ENVOY employee, you must be familiar with this Code and learn how it applies to your work. Ethical business conduct at ENVOY certainly goes beyond compliance. It’s equally important for you to think through the possible impact of your actions on everybody involved with the organization, whether it’s our employees, customers, suppliers, business partners or investors.
This Code is intended to help you and our partners to promote best practices and comply with ENVOY policies.
Keep in mind that the Code will occasionally be adapted to reflect new realities or new legislation. If you have questions about a situation, a policy or a potential violation, you should contact your immediate supervisor or your HR representative. The Code provides guidance for some of the more common situations you may face. It is not intended to be all-inclusive. You are also encouraged to consult other ENVOY documents and policies that may cover specific subjects in detail.
APPLICATION OF THIS CODE
ENVOY expects all employees at all levels of the companies within its group, as well as officers, directors, customers, suppliers, vendors, contractors and partners, to comply with this Code.
In this Code, every reference made (i) to ENVOY also refers to ENVOY and each of its subsidiaries, as applicable; and (ii) to employees of ENVOY also refers to employees, officers and directors of ENVOY and each of its subsidiaries, as applicable.

Exhibit 11.1

OUR RESPONSIBILITIES
Understanding and complying with ENVOY’s Code of Business Conduct and underlying ENVOY policies is every individual’s responsibility. Instilling trust, honesty and integrity into our work environment should always be a top priority.
The section ENVOY Ethics and Compliance Policies provides an overview of selected ENVOY policies on important matters. Some of our policies are currently available on ENVOY’s Intranet and others are available from a variety of sources, including Human Resources and ENVOY’s Chief Legal Officer.
EMPLOYEE RESPONSIBILITIES
Use this as your responsibility checklist:
–	Read, understand and comply with the Code and underlying ENVOY policies in your daily conduct of company business.

–	Periodically review the Code.

–	Keep a copy of the Code for reference.

–	Use the resources available for guidance and assistance.

–	Refer to your supervisor or your Human Resources representative when uncertain about a situation.

–	Report in good faith any violations or potential violations of the Code.

–	Co-operate in internal investigations about a reported violation.
SUPERVISOR ADDITIONAL RESPONSIBILITIES
As supervisor, you must act as a resource person and provide sound and timely advice to your group. This means you should:
–	Answer employee questions about the Code or direct them to the right source of information.

–	Provide timely advice and guidance to employees on ethics and compliance concerns.

–	Handle all employee reports promptly and confidentially.

–	Encourage employees to ask questions and get advice before they act.

–	Report in good faith any violations of the Code or situations that could result in violations to ENVOY’s Chief Legal Officer.

–	Lead by example.

Exhibit 11.1

EXECUTIVES AND SENIOR MANAGEMENT
In addition to employees’ and supervisors’ responsibilities detailed above, Senior Management has the responsibility to continuously promote ethical business conduct, in line with ENVOY’s values and general business principles.
DUTY TO REPORT CODE VIOLATIONS
All employees are required to report in good faith violations of this Code by any ENVOY employee, customer, supplier, vendor, contractor or partner.
You can bring the matter to the attention of your immediate supervisor or report directly to ENVOY’s Chief Legal Officer through any communication means available to you.

Telephone: 416-593-3701

Mail:	ENVOY Chief Legal Officer
26 Duncan Street
Toronto, Ontario
M5V 2B9, CANADA
Prompt action on potential problems will allow us to correct mistakes (whether inadvertent or resulting from bad judgment), will minimize liabilities to others, and, most importantly, will preserve our corporate integrity and our commitment to adopt high standards in all aspects of our business activities.
Rest assured that all of your reports will be handled promptly and confidentially. As well, you will not be penalized, discharged, demoted, suspended, or discriminated against for reporting in good faith or enquiring about potentially unethical conduct or irregularities or for seeking guidance on how to handle suspected illegal acts or rule violations.
WAIVERS AND CHANGES TO THE CODE
All employees of ENVOY are expected to comply with this Code at all times. No waiver of the Code may be granted to officers or directors of ENVOY unless approved by ENVOY’s Board of Directors. Any waiver for other employees may be granted by ENVOY’s President. Any waiver granted to an officer or director of ENVOY must be disclosed to the public, as required by corporate governance rules applicable to ENVOY.

Exhibit 11.1

Any change to this Code must also be disclosed, in accordance with applicable corporate governance standards.

Exhibit 11.1

ENVOY’S PRINCIPLES AND
GENERAL BUSINESS TENETS
ENVOY’S PRINCIPLES
A commitment to the following values will guide our conduct as individuals and as a company:
–	Safety

–	Service (doing what we say we’ll do)

–	People

–	Asset utilization

–	Cost control
ENVOY’S GENERAL BUSINESS TENETS
Respecting the Law, Rules and Regulations
When doing business, employees should always be sure to adhere to the spirit as well as letter of the law, rules, regulations and commonly accepted standards of business conduct. Ask yourself: am I doing the right thing? You should avoid activities that could involve or lead to the involvement of ENVOY in any unlawful or improper practice.
Business Integrity and Fair Dealing
ENVOY supports free enterprise and believes in fair competition in an open market. ENVOY ensures integrity and fairness in all aspects of its business and seeks to deal fairly with its customers, suppliers, partners, competitors and employees. ENVOY employees should always comply with and promote these values.
Communication of Corporate Information
At ENVOY we deal with each other and with our customers, suppliers, regulators and all other stakeholders in an open, straightforward and truthful manner. ENVOY employees do not deliberately mislead in any verbal or written communication with another person or organization. ENVOY seeks to include full, fair, accurate, timely and understandable disclosure in all reports and documents filed by the company, as well as in all of ENVOY’s other public communications.

Exhibit 11.1

ENVOY ETHICS AND COMPLIANCE POLICIES
This Code is not intended as a comprehensive rulebook. Many of the positions outlined here are backed up by existing company policies and procedures. In the case of a contradiction between the terms of the Code and the terms of a company policy, the policy will prevail.
CONFLICTS OF INTEREST
ENVOY respects your right to manage your own affairs and investments. However, every employee must avoid situations where personal interests could conflict with, or even appear to conflict with, the interests of ENVOY. While it is not possible to detail every situation where conflicts of interest may arise, the following areas have clear potential for conflict.
Outside Interests
As ENVOY employees, we owe our first business allegiance to ENVOY. You must avoid outside interests that may impair or appear to impair the effective performance of your responsibilities to ENVOY, either because of excessive demands on your time or because the outside commitment could be inconsistent with your obligations to ENVOY.
Customer, Contractor and Supplier Relations
You should never assist companies or individuals to obtain preferential treatment in their dealings with ENVOY. In addition, you must be fair and impartial in all dealings with customers, suppliers and partners, while respecting ENVOY’s guidelines. It is important to avoid or fully disclose outside activities that affect the objectivity of your judgment or could interfere with how you do your job. You must not give to or accept from any customer, contractor or supplier gifts other than those of nominal value or appropriate under the business circumstances.
Corporate Opportunities
While you are employed by ENVOY (and even after termination of your employment), you should never take advantage of any corporate opportunity that is available through the use of ENVOY property, through information that is not generally available to the public or from your position at ENVOY and you should never use such corporate property, information or position for personal gain. Similarly, you should never be in a position where you would compete against ENVOY. You are always expected to advance the legitimate interest of ENVOY when the opportunity to do so arises.

Exhibit 11.1

Gifts and Entertainment
You and members of your family should not solicit or accept gifts, entertainment, services, favors, personal discounts and similar gratuities offered to you as a result of your position at ENVOY. This does not apply to incidental gifts, customary hospitality, other benefits of nominal value or officially approved corporate rebates. Conversely you should only offer gifts or entertainment of nominal value. Other ENVOY policies must be respected at all times when accepting or offering gifts or entertainment.
Use of ENVOY Property
You should not use or allow the use of ENVOY property of any kind (facilities, equipment, material and resources, etc.) for any other purposes than officially approved activities.
What To Do Should a Conflict Arise
If you are uncertain about whether a situation constitutes a conflict of interest, you can raise the question with your supervisor, Human Resources representative or ENVOY’s Chief Legal Officer.
Do’s and Don’ts
–	When in doubt, disclose the facts and get advice before you act.

–	Ask yourself if you stand to gain personally from your actions.

–	Ask yourself if your actions will help or give an advantage to a relative or friend.
–	Don’t accept or solicit gifts or entertainment for personal use unless they are of nominal value or appropriate, taking into account the nature of your function at ENVOY.

–	Ask yourself if you would feel uncomfortable or embarrassed with the situation, if it were reported to your supervisor or to senior management.

Exhibit 11.1

RISK MANAGEMENT
ENVOY is committed to safeguarding employees, assets, customers, the community and the environment at all times. ENVOY does this by putting health, safety, security and environment measures in place throughout the company.
Our risk management system is a formal, organized process that enables people to plan, perform, assess and improve all company activities in order to minimize risk and losses.
Health, Safety and Security
Safety is a core value at ENVOY. Safeguarding yourself, your colleagues and your community should be your top priority. You must do your job according to company policies, rules and standards. You are expected to safeguard yourself, as well as your colleagues and customers. As well, you should take the necessary steps to deal with situations that endanger yourself, your fellow employees, customers and the general public.
Environment
ENVOY is also committed to respecting the environment. You are expected to respect and protect the environment during the course of your employment. When a procedure or process may be of concern for the environment, you should contact your supervisor or ENVOY’s Chief Legal Officer.
Protection and Proper Use of ENVOY Assets
Every ENVOY employee is personally responsible for safeguarding ENVOY’s assets; both physical, such as equipment, buildings, supplies, documents and other physical property or intellectual property, such as computer programs, information technology, know-how, data, patents, copy-rights and any other intellectual property, and for using these assets and resources appropriately.
The improper use of assets could seriously undermine ENVOY’s integrity, adversely affect its business strategies and decisions and weaken investor confidence.
You must protect the physical and intellectual assets of ENVOY from loss, damage, theft, vandalism, sabotage or unauthorized use, copying, disclosure or disposal.
You must promptly report to ENVOY any real or suspected threat to ENVOY’s assets by contacting your supervisor or ENVOY’s Chief Legal Officer..

Exhibit 11.1

Do’s and Don’ts
–	Follow all proper procedures when carrying out your job duties.

–	Report suspect hazards as quickly as possible.

–	Properly and safely handle and dispose of hazardous materials.

–	Promptly report any real or suspected threat (loss, theft, damage, misuse) to ENVOY’s assets by contacting your supervisor or ENVOY’s Chief Legal Officer. Do not intervene if you think the situation may be dangerous.
DRUGS AND ALCOHOL
To do your best in your job, you have to work in a healthy and safe environment, and have complete confidence your colleagues’ are not working under the influence of drugs or alcohol. All employees must read and be aware of applicable ENVOY policies and regulations that govern alcohol and drugs in the workplace
It is prohibited to be on duty while under the influence of alcohol or other drugs, including the after-effects of such use. Specifically, the use, possession, distribution, sale or consumption of illegal drugs or beverage alcohol while on duty, on or off ENVOY premises, is prohibited.
Employees are expected to use over-the-counter or prescription medications responsibly. This means investigating whether the medication will affect safe operations, and abiding by recommendations to ensure safety.
If you have any questions about drugs and alcohol in the workplace, do not hesitate to contact your supervisor or your Human Resources representative.
Do’s and Don’ts
–	Be fit to perform all assigned duties.
–	While at work, you must not be impaired by the use of medication, alcohol or illicit drugs.
–	To prevent accidents, report any individual (colleagues, visitors, suppliers, etc.) who is under the influence while on ENVOY premises.

Exhibit 11.1
DIVERSITY AND HARASSMENT-FREE ENVIRONMENT
It is ENVOY policy to ensure that all employees, customers, suppliers, vendors, contractors and partners are treated fairly and equitably in a harassment-free environment.
At ENVOY, there is no place for discrimination. Employees are required to treat each other fairly, openly and with respect. There are no company policies, procedures or practices which would create an environment that prevents an employee from progressing in his or her career. It is prohibited to initiate or establish company activities or programs that unfairly discriminate against an individual.
Harassment is defined as unwelcome conduct, comments, gestures or contact that causes offense or humiliation to any employee, employment candidate, customer or member of the general public. It is unacceptable behaviour, which denies people their dignity and respect. Harassment can occur at or away from the workplace and during or outside working hours if individuals are in a work-related situation. It can be verbal, physical, written (by use of computer, print, poster, handwriting), intentional or unintentional. It includes unwanted behaviour based on the following prohibited grounds of discrimination: race, religion, sex, national or ethnic origin, marital status, family status, sexual orientation, colour, age, disability, pardoned conviction or other characteristic protected by law.
At ENVOY, harassment is considered employee misconduct and is not tolerated. It is your responsibility to ensure that harassment or any other offensive or inappropriate behavior does not happen.
ENVOY will respond promptly to all complaints to ensure they are resolved quickly, confidentially and fairly. ENVOY will impose sanctions on any employee who violates this policy regardless of position. However, different positions (such as supervisory positions) will be subject to more serious consequences due to the impact these positions have on employment conditions.
Employees also have a responsibility to report incidents of harassment to their supervisor and/or ENVOY’s Human Resources representative. Anyone subjected to harassment at ENVOY may contact his or her Human Resources representative.
Do’s and Don’ts
—	Speak up and do not allow prohibited discrimination or harassment.

Exhibit 11.1
—	Do not permit coercion or intimidation in the workplace.

—	Treat people fairly, openly and with respect.
COMPETITION AND ANTITRUST
It is ENVOY’s policy to comply fully with antitrust and competition laws and trade regulations. The purpose of these laws is to preserve fair, honest and vigorous competition. Violations of these laws can constitute crimes resulting in criminal penalties and heavy fines. It is particularly important to be aware of what conduct is unlawful under the antitrust and competition laws because an individual’s lack of knowledge about what constitutes an offence is not a defense to a criminal violation. Ongoing guidance from the Law department is critical because of the subtle problems that can arise when the antitrust and competition laws are applied to ENVOY’s principal business.
Employees may not enter into any agreement (written or oral, express or implied) with any competitor concerning prices to be charged to any customer, any other terms or conditions of sales, or costs or profits in connection with any transaction except where the agreement involves joint service.
If you have any questions, do not hesitate to contact ENVOY’s Chief Legal Officer.
Do’s and Don’ts
—	Avoid discussions, even informal, with competitors about things like prices, credits, discounts.

—	Refuse to engage in such a discussion, and tell your counterpart it is inappropriate to hold this sort of conversation.

—	Immediately report and explain exactly what happened to ENVOY’s Chief Legal Officer.

Exhibit 11.1
CONFIDENTIALITY
During the course of your employment, you may have access to confidential information or be aware of a fact or event that could significantly affect the market price or value of ENVOY shares. Any unauthorized release of confidential company information can directly harm ENVOY through loss of competitive advantage, by damaging relationships with customers or by harming employees.
Confidential information is any form of information or knowledge that has been developed, acquired or controlled by ENVOY that the company wishes safeguarded from public disclosure. Confidential information may also have come from a third party in trust to ENVOY as part of a non-disclosure agreement.
Financial records, business plans, personal employee data, sales and marketing information, customer and supplier information, company legal matters and technical data may all be considered confidential information.
When it comes to information, whether you originate it, are responsible for safeguarding it, use it or obtain it by accident, you must keep it confidential, unless disclosure is specifically authorized or legally mandated. Keeping ENVOY strong means keeping our confidential information safe. It means using information effectively to accomplish our business objectives, and never using company information for personal gain or any other non-business reason.
Do’s and Don’ts
—	Using confidential information for personal gain (like buying or selling shares of ENVOY) or the personal gain of someone else (even a company) is prohibited.

—	All consultants should sign a confidentiality agreement if there is a chance they may see or obtain confidential information.
COMPLIANCE WITH INSIDER TRADING AND OTHER LEGAL REQUIREMENTS
ENVOY proactively promotes compliance with all laws, rules and regulations applicable to ENVOY, including insider trading requirements.
As an employee, you are expected to comply with all such regulatory and legal requirements.

Exhibit 11.1
In particular, trading directly or indirectly ENVOY shares or any securities based on confidential information before it is known to the general public is strictly forbidden by law. Two simple rules can help protect you in this area: (i) Do not use any such non-public information for personal gain. (ii) Do not pass along such information to someone else who has no need to know.
In order to avoid even the appearance of possible impropriety, employees are required to comply with ENVOY’s Insider Trading Policy. In addition to legal liability, it is also important for ENVOY’s credibility in the capital markets that this policy be strictly adhered to. If you have any questions, do not hesitate to contact ENVOY’s Chief Legal Officer.
Do’s and Don’ts
—	Never disclose information that may have an impact on ENVOY’s shares unless the information is public or unless you were authorized by Senior Management.

—	Do not buy or sell ENVOY shares (or options) using information you acquired due to your position while working, or that you accidentally learned at work or outside work.

Exhibit 11.1
INFORMATION SECURITY
At ENVOY, we encourage the use of information technologies and electronic communications resources and make them widely available to employees.
We all have to work together to prevent disruptions, overload and misuse of these resources and services. So naturally, the use of company electronic communications resources is limited to company business.
It is ENVOY’s policy to secure and protect all information, whether print or electronic.
You should not use e-mail or the Internet to access material that contains defamatory, libelous, slanderous or disruptive statements, sexual comments or images. This also applies to comments or images that are discriminatory on the basis of race, national or ethnic origin, colour, age, sex, sexual orientation, marital status, family status, religious beliefs, disability or a pardoned conviction.
Confidential, sensitive or valuable information should not be sent over the Internet unless properly protected or encrypted. Otherwise, you should assume that all information may be seen or read by someone other than the intended recipient.
ENVOY reserves the right to inspect, monitor, or disclose electronic communications in all circumstances.
If you have any questions, do not hesitate to contact ENVOY’s Chief Legal Officer.
Do’s and Don’ts
—	Information security is also about being careful about where you discuss ENVOY’s business.

—	Safeguard your passwords and change them regularly.

—	Use e-mail for business purposes only.

—	Do not use internet to access inappropriate sites or information.
CORPORATE DISCLOSURE
As a public company, ENVOY promotes full, fair, accurate, timely and understandable disclosure in all reports and documents filed, as well as in all of ENVOY’s other public communications. With the exception of identified spokespersons, all officers, directors and employees should avoid discussing non-public internal company affairs with anyone outside ENVOY, except for business reasons.

Exhibit 11.1
When it comes to information that could affect the market price or value of ENVOY shares (material information), ENVOY is committed to ensuring fairness by not disclosing that information to selected individuals, companies, partners or organizations. When material developments do occur, a press release is issued and filed.
Our key spokespersons are the President, the Chief Financial Officer, the Corporate Secretary and the Investor Relations Officer (responsible for communications with the investment community).
ENVOY has adopted a NO COMMENT policy to respond to queries by third parties on material discussions or internal negotiations.
It is critical that all ENVOY employees strictly adhere to the Corporate Disclosure Policy. If you have any questions regarding the disclosure of information, do not hesitate to contact ENVOY’s Chief Legal Officer.
Do’s and Don’ts
—	Do not speak on behalf of the company unless authorized as an official spokesperson.

—	In case of doubt say that you have no comments and refer the individual to ENVOY’s spokespersons.

Exhibit 11.1
RECORDS AND DOCUMENT RETENTION
Be sure that all entries in ENVOY’s books, records and accounts, together with all documents created in the course of ENVOY’s business are accurate, complete, reflect their subject matters fairly and are recorded on time. No relevant information can be omitted or concealed. All financial transactions must be properly authorized and recorded in accordance with generally accepted accounting practices.
We must retain and safeguard the confidentiality of these documents based on their level of value to ENVOY, relevant laws and regulations, as well as our record retention and destruction policies. These documents include: paper documents, audio or video tapes, magnetic or optical media, microfilm or microfiche, voice mail and computer-based information such as e-mail, computer files on disks, servers or tapes, and any other medium that contains information about ENVOY.
These documents should never be tampered with, removed or destroyed in a manner that is contrary to ENVOY’s record retention and destruction policies.
Any document that pertains to ongoing or potential litigation, or to a government investigation or audit, must be handled in accordance with the instructions of ENVOY’s Chief Legal Officer.

Exhibit 11.1
REPORTING VIOLATIONS AND COMPLIANCE
COMPLIANCE STANDARDS AND PROCEDURES
Abiding by the standards of this Code and underlying policies is a serious matter at ENVOY. After all, high standards of business conduct are critical to maintaining public confidence. Violations can jeopardize our relationships with our customers, suppliers, investors and partners, and can even result in our loss of the privilege to do business in Canada, the United States or elsewhere.
ENVOY will take all reasonable steps to respond appropriately, promptly and consistently to violations of this Code and prevent further situations.
This may include disciplinary action up to and including termination of employment, contract termination or other legal action such as seeking damages.
REPORTING ACCOUNTING AND AUDITING MATTERS
This procedure offers an effective and confidential method for interested parties to notify ENVOY’s Audit Committee of any potential or real wrongdoing in terms of accounting or auditing matters. Anyone who wishes to express concerns about these matters should contact ENVOY’s Chief Legal Officer.
REPORTING VIOLATIONS
This Code covers ENVOY’s fundamental principles of ethical business conduct, as well as the responsibilities for overseeing and reporting violations. All employees have a personal responsibility to report in good faith any activity that appears to violate this Code, the law or regulations.
If you believe that someone associated with ENVOY (including employees, suppliers, vendors, contractors, etc.) has violated a provision of our Code, you are expected to bring the matter in good faith to the attention of your supervisor or ENVOY’s Chief Legal Officer by mail, telephone or in person (see above for details). ENVOY will take any necessary steps or corrective action.

Exhibit 11.1
ALL INQUIRIES WILL BE HANDLED PROMPTLY AND CONFIDENTIALLY, AND YOU WILL NOT BE PENALIZED, DISCHARGED, DEMOTED, SUSPENDED OR DISCRIMINATED AGAINST FOR REPORTING OR ENQUIRING IN GOOD FAITH ABOUT POTENTIALLY UNETHICAL CONDUCT OR FOR SEEKING GUIDANCE ON HOW TO HANDLE SUSPECTED ILLEGAL ACTS OR RULES VIOLATIONS.